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                                                                      EXHIBIT 11

SCHEDULE OF COMPUTATION OF BASIC EARNINGS/(LOSS) PER SHARE



                                                                    FOR YEARS ENDED
                                                 June 30, 1998        June 30, 1997      June 30, 1996
                                                 -------------        -------------      -------------
Net Loss                                           $(5,464,059)        $(2,143,159)       $(2,961,039)
Less Preferred stock dividends                                              (7,610)           (30,441)
                                                 --------------       -------------      -------------
Subtotal                                           $(5,464,059)        $(2,150,769)       $(2,991,480)

Number of common shares outstanding at
beginning of the year                                7,367,720           6,754,606          4,473,661

Weighted average number of common shares issued as follows:

Conversion of preferred stock to common
stock                                                                      102,797

Issuance of common stock pursuant to a
private placement                                                                             804,056

Dissolution of subsidiary Employee Stock
Ownership Plan                                                              63,700

Common stocks warrants exercised                                           266,841            155,618

Acquisition of DJS Subsidiary                                                                  45,902

Common stock options exercised                          10,551               6,152

Conversion of debt to common stock                       2,213
                                                 -------------        -------------      -------------

Weighted average number of common shares
outstanding at the end of the year                   7,380,484           7,194,096          5,479,237

Net loss per common share                                (0.74)              (0.30)             (0.55)







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